Exhibit 99.1

For release: April 22, 2009	For further information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Third Quarter Net Income of $2.5 Million

Board of Directors Approves Quarterly Dividend

Highlights

•	Net income for the third quarter of fiscal 2009 was $2.5 million, primarily driven by mortgage banking gains, partially offset by provision for loan losses and loan servicing losses;

•

Historically low interest rates continued during the quarter resulting in an increase in mortgage banking activity and gains of $6.8 million, an increase of $2.9 million from the same quarter in the prior year;

•	First Place continued to strengthen its allowance for loan losses by $2.2 million or 6.5% during the current quarter to $35.8 million or 1.41% of loans, up from 1.28% of loans at December 31, 2008;

•

With the receipt of the U.S. Treasury’s Capital Purchase Program funds of $72.9 million, liquidity and capital levels far exceed regulatory requirements which positions First Place for long-term success;

•	Organic deposits increased $39 million during the current quarter, funding the payoff of $31 million in wholesale deposit maturities resulting in a net gain of $8 million in deposits; and

•	The Board of Directors declared the Company’s 41st consecutive quarterly common cash dividend. The dividend of $0.01 per share is the same as the prior quarter.

Summary

Warren, Ohio – April 22, 2009 – First Place Financial Corp. (Nasdaq: FPFC) reported net income of $2.5 million for the quarter ended March 31, 2009 compared with $4.8 million for the quarter ended March 31, 2008. The decline was primarily due to an increase of $2.1 million in the provision for loan losses and a $3.0 million increase in noninterest expense partially offset by an increase of $1.2 million in noninterest income and a decrease of $1.9 million in income tax expense. Diluted earnings per common share for the current quarter were $0.14 compared with $0.30 for the same quarter in the prior year. Return on average equity and return on average tangible equity for the current quarter were 4.46% and 4.71%, respectively, compared with 6.11% and 9.25% for the same quarter in the prior year.

Net income of $2.5 million for the quarter ended March 31, 2009 represented an improvement of $96.6 million from a net loss of $94.1 million for the preceding quarter ended December 31, 2008. The $93.7 million pre-tax charge for goodwill impairment in the December 2008 quarter was the primary cause of the loss in the preceding quarter. Diluted earnings per common share for the current quarter were $0.14 compared with a net loss per common share of $5.68 for the preceding quarter ended December 31, 2008. Return on average equity and return on average tangible equity for the current quarter were 4.46% and 4.71% respectively, compared with -121.96% and -185.71% for the preceding quarter ended December 31, 2008.

For the nine months ended March 31, 2009, the Company reported a net loss of $97.7 million compared with net income of $7.9 million for the nine months ended March 31, 2008. The decrease was primarily due to pre-tax charges of $93.7 million for goodwill impairment, $12.4 million for a decline in the fair value of securities and an increase of $11.5 million in the provision for loan losses, partially offset by decreases of $5.9 million in impairment of securities and $9.6 million in income tax expense. Net loss per common share was $5.91 for the nine months ended March 31, 2009 compared with diluted earnings per common share of $0.48 for the nine months ended March 31, 2008. Return on average assets and return on average equity for the nine months ended March 31, 2009 were -3.91% and -45.73%, respectively, compared with 0.32% and 3.29% for the nine months ended March 31, 2008.

Core earnings are a supplementary financial measure computed using methods other than Generally Accepted Accounting Principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense. There were no differences between net income and core earnings for the third quarter of fiscal 2009 and the same quarter in the prior year. For the nine months ended March 31, 2009, the pre-tax charges of $93.7 million for goodwill impairment and $1.1 million for merger, integration and restructuring expenses have been excluded from core earnings. For the nine months ended March 31, 2008, the pre-tax charge of $0.8 million for merger, integration and restructuring expenses has been excluded from core earnings. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page five of this release and the Reconciliation of Net Income to Core Earnings on page nine.

The core net loss for the nine months ended March 31, 2009 was $4.9 million compared with core net income of $8.4 million for the nine months ended March 31, 2008. Core loss per common share was $0.31 for the nine months ended March 31, 2009 compared with core diluted earnings per common share of $0.52 for the nine months ended March 31, 2008. Core return on average equity and core return on average tangible equity for the nine months ended March 31, 2009 were -2.27% and -3.09%, respectively, compared with 3.51% and 5.28% for the nine months ended March 31, 2008.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “Although we still face economic challenges in the form of nonperforming assets, we are pleased with a number of positive events that occurred this quarter. Most importantly, we returned to profitability after experiencing net losses in the last two quarters. Also during this quarter, the U. S. Treasury chose to invest $73 million in our Company as part of the Capital Purchase Program for healthy institutions. This is a vote of confidence for First Place along with being a significant boost to our capital levels which will put us in a better position to weather the current economic crisis and enable us to continue to invest in our local markets by making quality loans. Finally, we have experienced a record breaking quarter in residential mortgage loan originations providing reduced interest rates and mortgage payments to thousands of customers while generating record mortgage banking gains.”

Revenue

Net interest income for the third quarter of fiscal 2009 was $21.7 million, a decrease of $0.1 million or 0.7% compared with $21.8 million in the third quarter of fiscal 2008. This decrease was the result of a decline in the net interest margin of 13 basis points to 2.85% for the current quarter from 2.98% for the same quarter in the prior year, partially offset by a 4.5% increase in average earning assets in the current quarter compared with the same quarter in the prior year. Net interest income of $21.7 million for the quarter ended March 31, 2009 represents an increase of $0.4 million from net interest income of $21.3 million for the quarter ended December 31, 2008 while net interest margin of 2.85% for the current quarter increased from net interest margin of 2.81% from the preceding quarter. The primary reason for the increase in net interest margin from the December 2008 quarter was that interest rates paid on interest-bearing liabilities decreased at a faster pace than interest rates on interest-

earning assets declined. During the current quarter, the Company carried a high level of short-term liquid assets due to the uncertainties in the financial markets. However, significant reductions in the cost of deposits more than offset the negative impact of high liquidity resulting in the net increase of four basis points in net interest margin.

Noninterest income for the third quarter of fiscal 2009 was $11.1 million, an increase of $1.2 million or 12.1% compared with $9.9 million in the third quarter of fiscal 2008. This increase was primarily due to increases of $2.9 million in mortgage banking gains and $0.5 million in service charges on deposit accounts, partially offset by a charge of $0.5 million for the decline in the fair value of securities in the current quarter and decreases of $0.6 million in loan servicing income and $0.6 million in other income – nonbank subsidiaries.

The volume of loan sales in the current quarter was $638 million compared to $329 million for the same quarter in the prior year. The increase in mortgage banking gains was primarily due to higher margins on mortgage banking sales and a $309 million increase in the volume of loans sold. The $0.6 million decrease in loan servicing income was primarily due to continued low interest rates during the current quarter, precipitating an increase in prepayment speeds and as a result, the amortization of mortgage servicing rights increased.

Mr. Lewis commented, “Congratulations to all of our mortgage banking personnel. Their efforts this quarter resulted in more than $700 million in residential mortgage loan originations which was more than 70% higher than any previous quarter in our history. This is a win for us and for our customers who were able to purchase new homes or reduce the monthly payments on their current homes.”

Noninterest Expense

Noninterest expense for the third quarter of fiscal year 2009 was $23.0 million, an increase of $3.0 million or 15.2% compared with $20.0 million in the third quarter of fiscal year 2008. The increase in noninterest expense was primarily due to increases of $1.3 million in salaries and employee benefits, $1.0 million in other expenses and $0.6 million in real estate owned expense. In order to utilize our employees more efficiently, we changed our organizational structure this quarter to manage by product line rather than by geographic region. This resulted in the elimination of certain positions by consolidating similar positions that existed in more than one region. As a result we experienced severance costs. Salaries and employee benefits also increased due to an increase in health care costs and the impact of employees added with the OC Financial acquisition in June 2008. The increase in other expenses was primarily due to an increase in FDIC premiums. This increase resulted from increases in premium rates and deposit balances along with the exhaustion of credits issued in 2006. Noninterest expense as a percent of average assets increased to 2.80% for the quarter ended March 31, 2009 from 2.45% for the same quarter in the prior year. Real estate owned expense as a percent of average assets was 0.13% for the quarter ended March 31, 2009 compared with 0.07% for the quarter ended March 31, 2008.

Noninterest expense for the third quarter of fiscal 2009 of $23.0 million decreased $93.6 million from $116.6 million in the preceding quarter. The decrease was primarily due to the $93.7 million charge for goodwill impairment in the prior quarter. Noninterest expense as a percent of average assets decreased to 2.80% in the current quarter compared with 13.81% in the preceding quarter. Core noninterest expense as a percent of average assets increased to 2.80% in the current quarter compared with 2.58% in the preceding quarter.

Core noninterest expense excludes goodwill impairment and merger, integration and restructuring costs. There were no differences for the third quarter of fiscal 2009 and the same quarter in the prior year. Core noninterest expense for the nine months ended March 31, 2009 was $66.1 million, an increase of $4.0 million or 6.5% over core noninterest expense of $62.1 million for the nine months ended March 31, 2008. For the nine months ended March 31, 2009, core noninterest expense as a percent of average assets increased to 2.64% from 2.55% for the nine months ended March 31, 2008.

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $104.2 million at March 31, 2009, or 3.08% of total assets, up $2.4 million from $101.8 million or 3.10% of total assets at December 31, 2008. Nonperforming loans were $69.2 million at March 31, 2009, or 2.74% of total loans, up $2.2 million from $67.0 million or 2.56% of total loans at December 31, 2008. Real estate owned was $35.0 million at March 31, 2009, up $0.2 million from $34.8 million at December 31, 2008. First Place works with borrowers to avoid foreclosure if at all possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. First Place has been pursuing deeds in lieu of foreclosure aggressively since January 1, 2008. Over the long term, pursuing deeds in lieu of foreclosure should result in a significant reduction in the holding period for nonperforming assets and ultimately reduce economic losses. Single family residential properties represented $22.6 million of the $35.0 million balance of real estate owned at March 31, 2008.

Net charge-offs were $4.6 million in the current quarter which was an increase of $2.4 million over net charge-offs of $2.2 million in the quarter ended March 31, 2008 and a decrease of $2.5 million from net charge-offs of $7.1 million in the preceding quarter. Each quarter, management performs a review of estimated probable incurred credit losses in the loan portfolio. Based on this analysis, a provision for loan losses of $6.8 million was recorded for the quarter ended March 31, 2009. That provision represents a $2.1 million increase over the provision of $4.7 million recorded in the quarter ended March 31, 2008 and a $2.4 million decrease from the provision of $9.2 million recorded in the preceding quarter. The allowance for loan losses increased to $35.8 million at March 31, 2009, from $33.6 million at December 31, 2008 and $28.9 million at March 31, 2008. The ratio of the allowance for loan losses to total loans was 1.41% at March 31, 2009, compared with 1.28% at December 31, 2008 and 1.10% at March 31, 2008. The allowance for loan losses as a percent of nonperforming loans was 51.7% at March 31, 2009, up from 50.2% at December 31, 2008. Of the total nonperforming loans at March 31, 2009, 94% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the majority of the loan balance is recovered by liquidating the real estate.

Steven Lewis commented, “We have continued to experience unemployment and depressed real estate values in the markets where we lend, resulting in an unsatisfactory level of nonperforming loans. Our greatest exposure exists in our loans to builders to develop residential building lots and build new homes. Reducing our concentrations of credit in construction and development lending and the disposition of nonperforming assets remain our highest priorities. In the meantime, we continue to fully recognize the cost of our current delinquent and nonperforming loans through our provision for loan losses. We remain committed to reducing nonperforming assets in the coming months.”

Balance Sheet Activity

Assets were $3.385 billion at March 31, 2009, compared with $3.284 billion at December 31, 2008, an increase of $101 million or 3.1%. The increase was due to the receipt of $73 million in the U.S. Treasury’s Capital Purchase Program funds and $28 million of organic growth. The organic growth was primarily due to increases in cash and due from banks and loans held for sale, partially offset by a decrease in portfolio loans. Total portfolio loans were $2.529 billion at March 31, 2009, a decrease of $84 million from December 31, 2008. Mortgage and construction loans decreased $68 million during the current quarter, or 7.1%, to $887 million. Consumer loans decreased $10 million during the current quarter and commercial loans decreased $6 million during the same period. Commercial loans now account for 49.8% of the loan portfolio, up from 48.4% at December 31, 2008. Loans held for sale increased $63 million to $160 million at March 31, 2009 compared with $97 million at December 31, 2008.

Deposits totaled $2.549 billion at March 31, 2009, an increase of $8 million since December 31, 2008. The increase in deposits was primarily due to an increase of $39 million in deposits generated through our retail branch deposit network, partially offset by maturities of $31 million in certificates of deposit acquired through brokers and public funds of the state of Ohio. Total borrowings increased $1 million to $508 million at March 31, 2009, compared with December 31, 2008.

As stated above, the Company received the U.S. Treasury’s Capital Purchase Program funds to strengthen total equity which increased to $294 million at March 31, 2009, up from $218 million at December 31, 2008. Total equity as a percent of assets was 8.70% at March 31, 2009, up from 6.63% at December 31, 2008. Tangible equity to tangible assets increased to 8.36% at March 31, 2009, up from 6.29% at December 31, 2008. The Company invested $31 million of the U.S. Treasury’s Capital Purchase Program funds directly into First Place Bank, strengthening even further the Bank’s capital position. First Place Bank was well capitalized under regulatory capital standards prior to the receipt of the U.S. Treasury’s Capital Purchase Program funds and continued to be well capitalized at March 31, 2009.

Steven Lewis noted, “With the recent and dramatic disruption in the capital markets and the resulting tightening of credit nationwide, we have carefully monitored and maintained appropriate levels of both liquidity and capital. With today’s environment forcing earnings to take a back seat, maintenance of both liquidity and capital adequacy are keys to weathering these trying times. Our growth in deposits not only strengthens our funding base, but also demonstrates the confidence that the public and our customers have in First Place.”

Board Actions

At its regular meeting held on April 21, 2009, the Board of Directors declared a per share cash dividend of $0.01 payable on May 14, 2009, to shareholders of record as of the close of business on April 30, 2009. This dividend is at the same level as the dividend declared in January 2009.

Conference Call

Steven R. Lewis, Chief Executive Officer of First Place Financial Corp., and David W. Gifford, Chief Financial Officer, along with members of the Company’s executive team, will provide an overview of third quarter fiscal 2009 performance and business highlights in a conference call and simultaneous webcast to be held at 10 a.m. E.T. Thursday, April 23. The conference call can be accessed by dialing 877-407-0783 or 201-689-8564. The webcast can be accessed live at the Company’s website, www.firstplacebank.com, along with the release and supporting financial information. The event will be archived on the First Place website for one month. In addition, the recorded version of the conference call can be accessed by phone from 12 p.m. April 23, 2009 through midnight May 7, 2009 by dialing 877-660-6853 Account #286, ID #318408.

About First Place Financial Corp.

First Place Financial Corp. is a $3.4 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 lending centers throughout the Midwest. Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC, APB Financial Group, Ltd. and American Pension Benefits, Inc. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with GAAP. Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,		Percent Change	Nine months ended March 31,		Percent Change
(Dollars in thousands, except share data)	2009	2008		2009	2008
Interest income	$42,408	$47,421	(10.6)%	$130,365	$144,812	(10.0)%
Interest expense	20,723	25,586	(19.0)	64,422	80,047	(19.5)

Net interest income	21,685	21,835	(0.7)	65,943	64,765	1.8

Provision for loan losses	6,797	4,680	45.2	23,364	11,836	97.4

Net interest income after Provision for loan losses	14,888	17,155	(13.2)	42,579	52,929	(19.6)

Noninterest income
Service charges on deposit accounts	2,675	2,145	24.7	7,278	6,206	17.3
Net gains (losses) on sale of securities	1	8	(87.5)	320	737	(56.6)
Impairment of securities	—	—	N/M	—	(5,900)	N/M
Change in fair value of securities	(489)	—	N/M	(12,353)	—	N/M
Mortgage banking gains	6,812	3,938	73.0	10,693	6,859	55.9
Gain on sale of loan servicing rights	—	490	N/M	—	1,961	N/M
Loan servicing income (loss)	(1,009)	(411)	N/M	(1,993)	(267)	N/M
Other income – bank	1,653	1,624	1.8	4,953	4,969	(0.3)
Insurance commission income	1,036	1,072	(3.4)	2,979	2,730	9.1
Other income – nonbank	457	1,070	(57.3)	2,204	3,546	(37.8)

Total noninterest income	11,136	9,936	12.1	14,081	20,841	(32.4)

Noninterest expense
Salaries and employee benefits	11,382	10,083	12.9	31,818	30,719	3.6
Occupancy and equipment	3,639	3,459	5.2	10,421	9,627	8.2
Professional fees	823	649	26.8	2,485	2,154	15.4
Loan expenses	899	592	51.9	2,239	1,476	51.7
Marketing	268	453	(40.8)	1,423	2,126	(33.1)
Merger, integration & restructuring	—	—	N/M	1,109	790	40.4
Goodwill impairment	—	—	N/M	93,741	—	N/M
Amortization of intangible assets	784	1,104	(29.0)	2,378	3,327	(28.5)
Real estate owned expense	1,102	550	100.4	3,574	2,690	32.9
Other expense	4,103	3,082	33.1	11,771	9,947	18.3

Total noninterest expense	23,000	19,972	15.2	160,959	62,856	156.1

Income (loss) before income tax expense (benefit)	3,024	7,119	(57.5)	(104,299)	10,914	N/M
Income tax expense (benefit)	483	2,350	(79.4)	(6,584)	3,038	(316.7)

Net income (loss)	2,541	4,769	(46.7)	(97,715)	7,876	N/M
Preferred stock dividends and accretion	216	—	N/M	216	—	N/M

Income (loss) available to common shareholders	$2,325	$4,769	(51.2)	$(97,931)	$7,876	N/M

SHARE DATA:
Basic earnings (loss) per common share	$0.14	$0.30	(53.3)%	$(5.91)	$0.49	N/M
Diluted earnings (loss) per common share	$0.14	$0.30	(53.3)	$(5.91)	$0.48	N/M
Cash dividends per common share	$0.01	$0.17	(94.1)	$0.180	$0.495	(63.6)
Average common shares outstanding—basic	16,569,366	15,968,711	3.8	16,558,189	16,180,416	2.3
Average common shares outstanding—diluted	16,569,366	15,998,585	3.6	16,558,189	16,259,477	1.8

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Mar. 31, 2009 (Unaudited)	Dec. 31, 2008 (Unaudited)	Sept. 30, 2008 (Unaudited)	June 30, 2008	Mar. 31, 2008 (Unaudited)
ASSETS
Cash and due from banks	$70,564	$38,647	$65,444	$59,483	$52,351
Interest-bearing deposits in other banks	111,376	74,494	5,992	4,151	5,049
Federal funds sold	41,000	—	150	5,608	—
Securities, at fair value	287,719	283,097	278,989	284,433	275,519
Loans held for sale, at fair value	160,165	96,851	66,039	72,341	85,372
Loans
Mortgage and construction	886,805	954,660	989,003	1,015,010	1,018,083
Commercial	1,258,784	1,265,165	1,245,998	1,234,130	1,212,947
Consumer	383,640	393,630	395,942	399,637	384,629

Total loans	2,529,229	2,613,455	2,630,943	2,648,777	2,615,659
Less allowance for loan losses	35,766	33,577	31,428	28,216	28,874

Loans, net	2,493,463	2,579,878	2,599,515	2,620,561	2,586,785
Federal Home Loan Bank stock	36,221	36,221	36,221	35,761	34,523
Premises and equipment, net	38,561	40,454	40,328	40,089	50,902
Premises held for sale, net	14,739	13,333	13,491	13,555	—
Goodwill	909	—	93,741	93,626	91,978
Core deposit and other intangibles	11,380	11,979	12,767	13,573	13,998
Other assets	119,273	109,328	103,276	97,865	92,507

Total assets	$3,385,370	$3,284,282	$3,315,953	$3,341,046	$3,288,984

LIABILITIES
Deposits
Noninterest-bearing checking	$230,968	$227,434	$222,305	$248,851	$227,994
Interest-bearing checking	166,394	160,274	158,298	159,874	155,941
Savings	399,343	393,070	438,410	475,835	453,609
Money markets	283,927	285,615	305,320	359,801	362,711
Certificates of deposit	1,468,643	1,474,557	1,281,294	1,124,731	1,128,340

Total deposits	2,549,275	2,540,950	2,405,627	2,369,092	2,328,595
Short-term borrowings	170,946	142,454	156,173	197,100	150,214
Long-term debt	337,092	364,269	414,448	424,374	464,371
Other liabilities	33,681	18,752	28,790	31,513	32,106

Total liabilities	3,090,994	3,066,425	3,005,038	3,022,079	2,975,286

SHAREHOLDERS’ EQUITY	294,376	217,857	310,915	318,967	313,698

Total liabilities and shareholders’ equity	$3,385,370	$3,284,282	$3,315,953	$3,341,046	$3,288,984

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the nine months ended March 31,
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
(Dollars in thousands except per share data)	3rd Qtr FY 2009	2nd Qtr FY 2009	1st Qtr FY 2009	4th Qtr FY 2008	3rd Qtr FY 2008
						2009	2008
EARNINGS (GAAP)
Fully tax equivalent net interest income	$22,038	21,712	23,358	23,241	22,246	67,108	65,922
Net interest income	$21,685	21,303	22,955	22,861	21,835	65,943	64,765
Provision for loan losses	$6,797	9,216	7,351	4,631	4,680	23,364	11,836
Noninterest income	$11,136	4,543	(1,598)	6,124	9,936	14,081	20,841
Noninterest expense	$23,000	116,599	21,360	21,209	19,972	160,959	62,856
Net income (loss)	$2,541	(94,097)	(6,159)	2,914	4,769	(97,715)	7,876
Income (loss) available to common shareholders	$2,325	(94,097)	(6,159)	2,914	4,769	(97,931)	7,876
Basic earnings (loss) per common share	$0.14	(5.68)	(0.37)	0.18	0.30	(5.91)	0.49
Diluted earnings (loss) per common share	$0.14	(5.68)	(0.37)	0.18	0.30	(5.91)	0.48

PERFORMANCE RATIOS (GAAP) (annualized)
Return on average assets	0.31%	(11.14)%	(0.74)%	0.36%	0.59%	(3.91)%	0.32%
Return on average equity	4.46%	(121.96)%	(7.74)%	3.75%	6.11%	(45.73)%	3.29%
Return on average tangible assets	0.31%	(11.50)%	(0.76)%	0.37%	0.61%	(4.00)%	0.34%
Return on average tangible equity	4.71%	(185.71)%	(11.71)%	5.66%	9.25%	(62.16)%	4.96%
Net interest margin, fully tax equivalent	2.85%	2.81%	3.07%	3.13%	2.98%	2.89%	2.94%
Efficiency ratio	69.33%	444.98%	98.16%	72.23%	62.06%	198.25%	72.45%
Noninterest expense to average assets	2.80%	13.81%	2.56%	2.60%	2.45%	6.44%	2.59%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
Net income (loss)	$2,541	(94,097)	(6,159)	2,914	4,769	(97,715)	7,876
Merger, integration and restructuring, net of tax	$—	692	29	293	—	721	514
Goodwill impairment, net of tax	$—	92,139	—	—	—	92,139	—
Core earnings (loss)	$2,541	(1,266)	(6,130)	3,207	4,769	(4,855)	8,390
Core earnings (loss) available to common shareholders	$2,325	(1,266)	(6,130)	3,207	4,769	(5,071)	8,390

CORE EARNINGS
Core earnings (loss) available to common shareholders	$2,325	(1,266)	(6,130)	3,207	4,769	(5,071)	8,390
Core basic earnings (loss) per common share	$0.14	(0.08)	(0.37)	0.20	0.30	(0.31)	0.52
Core diluted earnings (loss) per common share	$0.14	(0.08)	(0.37)	0.20	0.30	(0.31)	0.52

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.31%	(0.15)%	(0.73)%	0.39%	0.59%	(0.19)%	0.35%
Core return on average equity	4.46%	(1.64)%	(7.71)%	4.13%	6.11%	(2.27)%	3.51%
Core return on average tangible assets	0.31%	(0.15)%	(0.76)%	0.41%	0.61%	(0.20)%	0.36%
Core return on average tangible equity	4.71%	(2.50)%	(11.65)%	6.23%	9.25%	(3.09)%	5.28%
Core net interest margin, fully tax equivalent	2.85%	2.81%	3.07%	3.13%	2.98%	2.89%	2.94%
Core efficiency ratio	69.33%	83.00%	97.95%	70.69%	62.06%	81.43%	71.54%
Core noninterest expense to average assets	2.80%	2.58%	2.56%	2.55%	2.45%	2.64%	2.55%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the nine months ended March 31,
	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
(Dollars in thousands except per share data)	3rd Qtr FY 2009	2nd Qtr FY 2009	1st Qtr FY 2009	4th Qtr FY 2008	3rd Qtr FY 2008
						2009	2008
CAPITAL
Total equity to total assets at end of period	8.70%	6.63%	9.38%	9.55%	9.54%	8.70%	9.54%
Tangible total equity to tangible assets at end of period	8.36%	6.29%	6.37%	6.55%	6.53%	8.36%	6.53%
Book value per common share	$13.27	12.84	18.32	18.79	19.11	13.27	19.11
Tangible book value per common share	$12.55	12.13	12.04	12.48	12.65	12.55	12.65
Period-end market value per common share	$3.36	3.83	12.85	9.40	13.00	3.36	13.00
Dividends declared per common share	$0.010	0.085	0.085	0.170	0.170	0.180	0.495
Period-end common shares outstanding (000)	16,973	16,973	16,973	16,973	16,418	16,973	16,418
Average basic common shares outstanding (000)	16,569	16,558	16,547	15,986	15,969	16,558	16,180
Average diluted common shares outstanding (000)	16,569	16,558	16,547	15,992	15,999	16,558	16,259

ASSET QUALITY
Net charge-offs	$4,609	7,066	4,140	5,434	2,165	15,815	9,066
Annualized net charge-offs to average loans	0.72%	1.07%	0.63%	0.85%	0.33%	0.80%	0.46%
Nonperforming loans	$69,190	66,951	62,860	50,722	57,480	69,190	57,480
Nonperforming loans to total loans	2.74%	2.56%	2.39%	1.91%	2.20%	2.74%	2.20%
Nonperforming assets	$104,159	101,752	89,433	74,417	70,692	104,159	70,692
Nonperforming assets to total assets	3.08%	3.10%	2.70%	2.23%	2.15%	3.08%	2.15%
Allowance for loan losses	$35,766	33,577	31,428	28,216	28,874	35,766	28,874
Allowance for loan losses to total loans	1.41%	1.28%	1.19%	1.07%	1.10%	1.41%	1.10%
Allowance for loan losses to nonperforming loans	51.69%	50.15%	50.00%	55.63%	50.23%	51.69%	50.23%

MORTGAGE BANKING
Mortgage originations	$717,403	291,765	263,900	333,000	335,700	1,273,068	948,800
Mortgage banking gains	$6,812	2,106	2,064	2,398	3,938	10,982	6,859
Mortgage servicing portfolio	$1,833,518	1,549,536	1,498,521	1,425,915	1,357,944	1,833,518	1,357,944
Mortgage servicing rights	$16,994	13,636	14,457	14,272	13,402	16,994	13,402
Mortgage servicing rights valuation (loss) recovery	$226	(1,071)	(292)	350	(145)	(1,137)	(450)
Mortgage servicing rights to mortgage servicing portfolio	0.93%	0.88%	0.96%	1.00%	0.99%	0.93%	0.99%

END OF PERIOD BALANCES
Loans	$2,529,229	2,613,455	2,630,943	2,648,777	2,615,659	2,529,229	2,615,659
Assets	$3,385,370	3,284,282	3,315,953	3,341,046	3,288,984	3,385,370	3,288,984
Deposits	$2,549,275	2,540,950	2,405,627	2,369,092	2,328,595	2,549,275	2,328,595
Total equity	$294,376	217,857	310,915	318,967	313,698	294,376	313,698
Tangible total equity	$282,087	205,878	204,407	211,768	207,722	282,087	207,722
Common equity	$225,291	217,857	310,915	318,967	313,698	225,291	313,698
Tangible common equity	$213,002	205,878	204,407	211,768	207,722	213,002	207,722

AVERAGE BALANCES
Loans	$2,585,519	2,622,016	2,608,491	2,584,075	2,625,799	2,621,937	2,596,732
Earning assets	$3,141,122	3,063,980	3,016,618	2,990,206	3,007,062	3,089,866	2,981,229
Assets	$3,331,969	3,350,845	3,308,996	3,277,762	3,276,830	3,330,594	3,233,093
Deposits	$2,566,770	2,483,101	2,394,237	2,330,860	2,323,244	2,480,746	2,276,060
Total equity	$231,155	306,099	315,519	312,476	313,888	284,646	318,406
Tangible total equity	$218,737	201,020	208,705	207,018	207,400	209,421	211,310
Common equity	$219,640	306,099	315,519	312,476	313,888	280,864	318,406
Tangible common equity	$207,222	201,020	208,705	207,018	207,400	205,639	211,310